Exhibit (b)(2)

[TRANSLATION OF THE ORIGINAL VERSION IN JAPANESE]

LOAN AGREEMENT

February 8, 2017

Borrower

Takeda Pharmaceutical Company Limited

Lender

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

TABLE OF CONTENTS

CHAPTER 1. DEFINITIONS	1

1.1 DEFINITIONS	1

CHAPTER 2. TERMS OF LOANS	5

2.1 KEY TERMS OF LOANS	5

2.2 CONDITIONS PRECEDENT FOR DRAWDOWN	7

2.3 PROVISIONS CONCERNING DRAWDOWN	9

2.4 INCREASED COSTS AND ILLEGALITY	10

CHAPTER 3. BORROWER’S REPRESENTATIONS AND WARRANTIES	11

3.1 BORROWER’S REPRESENTATIONS AND WARRANTIES	11

CHAPTER 4. BORROWER’S OBLIGATIONS	13

4.1 BORROWER’S OBLIGATIONS	13

CHAPTER 5. EVENT OF DEFAULT	16

5.1 EVENT OF DEFAULT	16

CHAPTER 6. PAYMENT OF OBLIGATIONS	19

6.1 PERFORMANCE OF BORROWER’S OBLIGATIONS	19

6.2 SET-OFF	21

CHAPTER 7. PREPAYMENT	23

7.1 PREPAYMENT	23

CHAPTER 8. OTHER PROVISIONS	25

8.1 COLLECTION FROM THIRD PARTY	25

8.2 ASSIGNMENT OF THIS AGREEMENT	26

8.3 ASSIGNMENT OF LOAN RECEIVABLES	27

8.4 GENERAL PROVISIONS	28

EXHIBIT 1	Contact Information of the Parties, Individual Loan Amount of the Lender and Method of Notice

EXHIBIT 2	Removal of Anti-social Force

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

LOAN AGREEMENT

Takeda Pharmaceutical Company Limited (the “Borrower”); and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Lender”), as of February 8, 2017, enter into the following agreement (this “Agreement”):

CHAPTER 1. DEFINITIONS

1.1	DEFINITIONS

In this Agreement, the following terms shall have the meanings provided for below, unless it is apparent that such terms mean otherwise in the context hereof.

(1)	“Business Day” means any day other than those that are bank holidays in Japan.

(2)	“Lending Obligation” means the Lender’s obligation to make an Individual Loan to the Borrower on the Drawdown Date subject to the satisfaction of the conditions precedent for drawdown as specified in Article 2-2 (the “Conditions Precedent for Drawdown”).

(3)	“Exemption Event” means (i) any event that occurs within the Tokyo Interbank Market, the London Interbank Market or any other interbank market concerned that generally disables banks’ loan transactions in yen or the U.S. dollar, or (ii) an outbreak of a natural disaster or war, an interruption or difficulty in the electrical, communications or various settlement systems, or any other event not attributable to the Lender that results in a situation where it is impossible for the Lender to make loans. Provided, however, that when any event described in (i) or (ii) is eliminated, it shall be deemed that the Exemption Event has been eliminated.

(4)	“Taxes and Public Charges” means all public taxes or public charges including income taxes, corporate taxes and other taxes, which are applicable in Japan.

(5)	“Individual Loan” means a loan transaction to be made respectively for each Tranche pursuant to this Agreement.

(6)	“Individual Loan Amount” means an amount to be lent by the Lender to the Borrower as an Individual Loan for each Tranche.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(7)	“Outstanding Individual Loan Money” means principal, interest, default interest, Break Funding Costs and any other amounts the Borrower is obligated to pay pursuant to this Agreement with respect to the Individual Loan for each Tranche.

(8)	“Due Time” means, if any Due Dates are provided for herein, noon of such Due Date.

(9)	“Break Funding Cost” shall mean the following (i) or (ii):

(i)	In cases where the principal is repaid or set off before the Due Date of any Individual Loan, and where the Reinvestment Rate falls below the Applicable Interest Rate applicable at the time of such repayment or set-off, an amount calculated by multiplying such prepaid or off-set amount by the difference between the Reinvestment Rate and such Applicable Interest Rate and by the actual number of days of the Remaining Period. The “Remaining Period” means the period commencing on the day the repayment or set-off was made ending on the immediately following Interest Payment Date, and the “Reinvestment Rate” means an interest rate reasonably determined by the Lender as the interest rate to be applied on the assumption that the prepaid or off-set principal amount will be reinvested in the Tokyo Interbank Market, the London Interbank Market or any other interbank market concerned during the Remaining Period. The calculation method for such Break Funding Cost shall be on a per diem basis, inclusive of first day and exclusive of last day, wherein divisions shall be done at the end of the calculation, and fractions less than one yen (or, as for Tranche B, less than USD 0.01) shall be rounded down. If the day on which the prepayment or set-off is made is the Interest Payment Date, no Break Funding Cost shall accrue.

(ii)	In cases where an Individual Loan is not made due to the Borrower not having been able to fulfill the Conditions Precedent for the Drawdown and the Reinvestment Rate falls below the Applicable Interest Rate applicable at the time of such failure to make the Individual Loan, an amount calculated by multiplying the Individual Loan Amount by the difference between the Reinvestment Rate and the Applicable Interest Rate and by the actual number of days of the Remaining Period. The “Remaining Period” means the period commencing on the Drawdown Date and ending on the immediately following Interest Payment Date, and the “Reinvestment Rate” means an interest rate reasonably determined by the Lender as the interest rate to be applied on the assumption that the Individual Loan Amount will be reinvested in the Tokyo Interbank Market, the London Interbank Market or any other interbank market concerned during the Remaining Period. The calculation method for such Break Funding Cost shall be on a per diem basis, inclusive of first day and exclusive of last day, wherein divisions shall be done at the end of the calculation, and fractions less than one yen (or, as for Tranche B, less than USD 0.01) shall be rounded down.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(10)	“Increased Costs” means the increased portion (the amount reasonably calculated by the Lender) of lending expenses, in cases where the Lender’s burden of the Lending Obligation and the Lender’s expenses required in relation to this Agreement are substantially increased (excluding any increase caused by a change in tax rates on taxable incomes of the Lender) due to, among other things, (i) any enactment or amendment of Laws and Ordinances, or any change in the interpretation or application thereof, (ii) establishment or increase in capital reserves or (iii) any change in accounting regulations or practice.

(11)	“Loss” means damage, losses and expenses (including, without limitation, any reasonable expenses spent to avoid any damage or losses and any reasonable expenses and attorney’s fees spent in order to recover any damage or losses).

(12)	“Tranche” individually or collectively means Tranche A and Tranche B.

(13)	“Tranche A” means 138,207,000,000 yen or the loan of such amount pursuant to this Agreement, depending on the context.

(14)	“Tranche B” means 393,700,000 US dollars or the loan of such amount pursuant to this Agreement, depending on the context.

(15)	“Due Date” means, with respect to principal in relation to an Individual Loan, a repayment date of the principal; with respect to interest, an Interest Payment Date; and with respect to other amounts, a date provided for as a date on which payments shall be made in accordance with this Agreement.

(16)	“Laws and Ordinances” means the treaties, laws, municipal ordinances, cabinet orders, ministerial ordinances, rules, announcements, judgments, decisions, arbitral awards, directives, and policies of relevant authorities, which apply to the transactions pursuant to this Agreement or the parties hereto.

(17)	“Merger” means the merger between the Acquisition Shell Company and the Target Company pursuant to the Acquisition Agreement to be entered after the completion of the Cash Tender Offer.

(18)	“Cash Tender Offer” means the cash tender offer which the Acquisition Shell Company has commenced as of January 19, 2017 (the Eastern Standard Time) concerning the issued shares of the Target Company.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(19)	“Target Company” means ARIAD Pharmaceuticals, Inc.

(20)	“Acquisition” means the transaction concerning the Borrower’s acquisition of all of the shares issued by the Target Company (which shall be the surviving company of the Merger), which shall be conducted through the Cash Tender Offer and the Merger.

(21)	“Acquisition Shell Company” means Kiku Merger Co., Inc., a wholly-owned and indirectly controlled subsidiary of the Borrower.

(22)	“Acquisition Agreement” means the Agreement and Plan of Merger dated January 8, 2017 (including the amendment thereof), between the Borrower, the Acquisition Shell Company and the Target Company.

(23)	“Related Agreements” means this Agreement and the Acquisition Agreement.

(24)	“London Business Day” means any day on which interbank U.S. dollar currency market is open in London, excluding days on which banks are authorized or required by law to close.

(25)	“New York Business Day” means any day other than days on which banks are authorized or required by law to close.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 2. TERMS OF LOANS

2.1 KEY TERMS OF LOANS

The Lender shall make Individual Loan to the Borrower under the terms and conditions set forth below. Each of the following terms shall have the meaning set forth below, unless it is apparent that such terms mean otherwise in the context thereof.

Individual Loan Amount	(Tranche A) JPY 138,207,000,000 (Tranche B) USD 393,700,000

Drawdown Date	Any Tranche B Business Day (as defined below) during the period from February 16, 2017 (inclusive) to February 23, 2017 (inclusive) to be designated by the drawdown date confirmation notice submitted by the Borrower to the Lender by at least 5 Tranche B Business Days prior to such Drawdown Date.

Maturity Date	The day corresponding to the Drawdown Date nine (9) months after the Drawdown Date (for both Tranche A and Tranche B)

Use of Proceeds	Fund for the acquisition of the shares in the Target Company in the Acquisition and expenses associated thereto.

Principal Repayment Date	Maturity Date.

Principal Repayment Method	Lump-sum repayment to the Lender on the Principal Repayment Date, in an amount calculated by deducting the aggregate amount of the principal of the Individual Loan Amount that was already repaid before (and excluding) the Principal Repayment Date from the Individual Loan Amount that was already lent on the Drawdown Date.

Prepayment	As set forth in this Agreement separately.

Interest Period	A computation period of interest to be paid on an Interest Payment Date. The computation period of interest to be paid on the first Interest Payment Date (such period shall be referred to as the “First Interest Period,” and any period following thereafter shall be referred to in a similar way) shall be the period commencing on the Drawdown Date (inclusive) and ending on the first Interest Payment Date (inclusive). As for the Second Interest Period and thereafter shall be the period commencing on the last day of the immediately previous Interest Period (inclusive) and ending on the next Interest Payment Date (inclusive).

Base Rate for Tranche A	With respect to any Interest Period, the interest rate corresponding to one month according to the Japanese Yen TIBOR (page 17097 of the Telerate or other page that may replace such page) published by the JBA TIBOR Administration at 11:00 A.M. or at the nearest possible time after 11:00 A.M. of the second Business Day prior to the Interest Payment Date with respect to the immediately preceding Interest Period (provided,

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

however, in case of the first Interest Period, that it shall be the Drawdown Date) (the “Interest Determination Date”). Provided, however, that in cases where such interest rate is not published for some reason, this rate shall be the interest rate (indicated as an annual rate) that is reasonably determined by the Lender as an offered rate applicable for a loan transaction in yen as of the Interest Determination Date for a period corresponding to the relevant Interest Period. Provided, further, that if the Japanese Yen TIBOR is below zero, then the Base Rate for Tranche A shall be zero.

Spread for Tranche A	0.0075% per annum

Base Rate for Tranche B	With respect to any Interest Period, the interest rate corresponding to one month according to the USD LIBOR (page 3750of the Telerate or other page that may replace such page) published by the ICE Benchmark Administration (provided, however, that if the position of the official publishing body of the USD LIBOR is transferred from the ICE Benchmark Administration to another organization, then the USD LIBOR published by such organization shall be applied. The same shall apply to the following.) at 11:00 A.M. London Time or at the nearest possible time after 11:00 A.M. London Time of the second London Business Day prior to the Interest Payment Date with respect to the immediately preceding Interest Period (provided, however, that in case of the first Interest Period, that it shall be Drawdown Date). Provided, however, that in cases where such interest rate is not published for some reason, this rate shall be the interest rate (indicated as an annual rate) that is reasonably determined by the Lender as an offered rate applicable for a loan transaction in the U.S. dollar as of the Interest Determination Date for a period corresponding to the relevant Interest Period. Provided, further, that if the USD LIBOR is below zero, then the Base Rate for Tranche B shall be zero.

Spread for Tranche B	0.15% per annum.

Applicable Interest Rate	The interest rate equal to the Base Rate for each Tranche plus the Spread for each Tranche.

Interest Payment Date	A corresponding date of the Drawdown Date in each month following the month in which the Drawdown Date belongs.

Tranche A Interest Payment Method	The Borrower shall pay to the Lender on each Interest Payment Date with respect to the Interest Periods the total amount of interest calculated by multiplying the principal amount of the Outstanding Individual Loan Money during each such Interest Period by the Applicable Interest Rate and by the actual number of days of such Interest Period (inclusive of first day and exclusive of last day), on a per diem basis (wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down).

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

Tranche B Interest Payment Method	The Borrower shall pay to the Lender on each Interest Payment Date with respect to the Interest Periods the total amount of interest calculated by multiplying the principal amount of the Outstanding Individual Loan Money during each such Interest Period by the Applicable Interest Rate and by the actual number of days of such Interest Period (inclusive of first day and exclusive of last day), on a per diem basis (wherein divisions shall be done at the end of the calculation, and fractions less than USD 0.01 shall be rounded down).

Base Number of Days for Tranche A	In case where a calculation is made on a per diem basis, such calculation shall be made assuming that there are 365 days per year, unless otherwise provided for in this Agreement.

Base Number of Days for Trance B	In case where a calculation is made on a per diem basis, such calculation shall be made assuming that there are 360 days per year, unless otherwise provided for in this Agreement.

Treatment of Holidays Concerning Tranche A	If the Due Date for the principal and interest is any day other than the Business Day, it shall be the immediately following Business Day; if such immediately following Business Day falls in the next calendar month, the Due Date shall be the immediately preceding Business Day.

Treatment of Holidays Concerning Tranche B	If the Due Date for the principal and interest is any day other than the Business Day, the London Business Day and the New York Business Day (to be collectively referred to as the “Tranche B Business Day”), then it shall be the immediately following Tranche B Business Day ; if such immediately following Tranche B Business Day falls in the next calendar month, then the Due Date shall be the immediately preceding Tranche B Business Day .

Tranche A Settlement Account	Current account held by the Borrower at the Head Office of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (a/c number: 9037813; a/c holder: Takeda Pharmaceutical Company Limited).

Tranche B Settlement Account	Foreign currency ordinary deposit account for the U.S. dollars held by the Borrower at the Head Office of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (a/c number: 0725561; a/c holder: Takeda Pharmaceutical Company Limited).

2.2 CONDITIONS PRECEDENT FOR DRAWDOWN

The conditions set forth in each of the following items are the conditions precedent for drawdown.

(i)	No Exemption Event has been caused.

(ii)	Each of representations and warranties made by the Borrower in this Agreement are true and accurate in material respects.

(iii)	The Borrower has not materially breached any provision of this Agreement, and no such material breach concretely threatens to occur on or after the relevant Drawdown Date.

(iv)	The Borrower and each party to the Acquisition Agreement have duly executed the Acquisition Agreement, which is legal, valid, binding, and enforceable pursuant to each provision set forth therein. Furthermore, the validity of the Acquisition Agreement is maintained and no substantial amendment or modification has been made thereto or concretely threatens to be made.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(v)	Any and all conditions precedent for the performance of the sales and purchase set forth in the Acquisition Agreement are expected to be fully satisfied except for any minor respect.

(vi)	The resolution to approve the Acquisition was passed at the meeting of the board of directors of the Borrower. Furthermore, no nullification, modification or amendment of such resolution has been made.

(vii)	The resolution to approve the Acquisition was passed at the meeting of the board of directors of the Target Company. Furthermore, no nullification, modification or amendment of such resolution has been made.

(viii)	It is expected that the Borrower is certain to obtain any and all approvals and permits required in connection with the Acquisition under applicable Laws and Ordinances (including, without limitation, the Antimonopoly Law and competition laws in any countries other than Japan) and that the Borrower is able to perform other applicable procedures.

(ix)	It is expected that the acquisition of shares of the Target Company and the Merger under the Cash Tender Offer is most likely to be completed in accordance with the terms specified in the Acquisition Agreement and that the settlement will be made in the timing specified in the Acquisition Agreement.

(x)	The Borrower has submitted to the Lender all of the documents set forth in each of the following items:

(a)	A certificate of the seal impression of the representative of the Borrower who will affix his/her name and seal on this Agreement (provided, however, that it shall be the one that was issued within three (3) months prior to the day of the acceptance thereof, and is effective as of the execution date of this Agreement).

(b)	A certified full transcript of historic entries in the commercial register (provided, however, that it shall be the one that was issued within three (3) months prior to the day of the acceptance thereof, and is effective as of the execution date of this Agreement).

(c)	A certified true copy of its articles of incorporation.

(d)	The affixing of the seal or specimen signature in the form prescribed by the Lender.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(e)	A certificate by the Borrower’s representative director to certify the execution of the Related Agreement by the Borrower and that the execution of the Related Agreements and the borrowing pursuant to the Related Agreements have been approved thereby.

(f)	Such all other documents as may be reasonably required by the Lender in connection with the Acquisition.

2.3 PROVISIONS CONCERNING DRAWDOWN

(1)	If all Conditions Precedent for Drawdown are satisfied on the Drawdown Date (whether a notice of a refusal to make loans pursuant to Clause (4) of this Article is given or not), the Lender shall make the Individual Loan for each Tranche.

(2)	If all Conditions Precedent for the Drawdown are satisfied as of the Drawdown Date, the Lender shall remit the Individual Loan Amount for each Tranche to the Settlement Account of each Tranche on the Drawdown Date. The Individual Loan for each Tranche shall be deemed to have been made by the Lender as of the time that the remittance of such money to the Settlement Account of each Tranche is made.

(3)	When the loan is made pursuant to Clause (2) above, the Borrower shall immediately send to the Lender a written receipt describing the amount of the loan and the specifics of the Individual Loan.

(4)	If the Lender decides not to make the Individual Loan for the reason that all or part of the Conditions Precedent for Drawdown have not been satisfied, then the Lender may notify the Borrower of such decision together with the reason therefor. Provided, however, that if, notwithstanding the satisfaction of all the Conditions Precedent for Drawdown, the Individual Loan for each Tranche is not made, the Lender may not be released from liabilities arising from the breach of its Lending Obligations.

(5)	The Borrower shall be responsible for any Loss (including, but not limited to, the Break Funding Cost) incurred by the Lender as a result of the failure by that Lender to make the Individual Loan due to an event attributable to the Borrower. Provided, however, that the foregoing shall not apply if the failure to make the Individual Loan constitutes a breach of such Lender’s Lending Obligations.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

2.4 INCREASED COSTS AND ILLEGALITY

(1)	If the any Increased Costs arises with respect to the Lender, the Lender may, by notifying the Borrower in writing of it together with reasonable reasons therefor, request the Borrower to elect either to bear the Increased Costs or to terminate this Agreement. The Borrower shall respond to such request by giving written notice to the Lender within twenty (20) Business Days after the day on which such notice reaches the Borrower.

(2)	If the Borrower elects to bear the Increased Costs in response to the Lender’s request under Clause (1) above, the Borrower shall pay, in accordance with the provision of this Agreement, the Lender an amount equivalent to such costs on the tenth (10th) Business Day after the day on which the Borrower responded to the Lender as set forth in Clause (1) above.

(3)	If the Borrower elects to terminate this Agreement in response to the request under Clause (1) of this Article, the Borrower shall notify the Lender thereof in writing.

(4)	In the event that notice under Clause (3) above is given, this Agreement shall terminate on the day on which such notice reaches the Lender (the “Termination Date”). In this case, the Borrower shall perform on the day that is fifteen (15) Business Days after the Termination Date, in accordance with the provision of this Agreement, all obligations it owes to the Lender under this Agreement. Until the Borrower completes the performance of all obligations it owes to the Lender under this Agreement, the relevant provisions of this Agreement regarding the performance of such obligations shall remain in full force and effect.

(5)	If the execution and performance of this Agreement and any transactions contemplated under this Agreement become contrary to any Laws and Ordinances binding upon the Lender, the Lender shall consult with the Borrower to determine the measures to cope with the situation. In this case, such Lender may, after it exerted reasonable efforts to prevent any breach of the Laws and Ordinances, propose a termination of this Agreement by giving a written notice to the Borrower; and the Borrower may not refuse the termination of this Agreement without reasonable ground.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 3. BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 BORROWER’S REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that each of the following matters is true and correct as of the execution date of this Agreement and the Drawdown Date (when any specified date is described therein, as of such date). If it is found untrue at a later date, the Borrower shall immediately notify the Lender thereof in writing, and shall compensate the Lender for any and all reasonable Loss incurred thereby.

(1)	The Borrower is a joint-stock company duly incorporated and validly existing under the laws of Japan.

(2)	The Borrower does not fall under any of the items (a) to (i) specified in Clause (1) of the Exhibit 2 and does not engage in any of the relationships (a) to (e) specified in Clause (2) of the Exhibit 2.

(3)	The Borrower has the full power and authority necessary to enter into and perform this Agreement, and the execution and performance of this Agreement by the Borrower and any transactions hereunder are within the corporate purposes of the Borrower and the Borrower has duly completed all procedures necessary therefor under the Laws and Ordinances, the articles of incorporation and other internal company rules of the Borrower.

(4)	The execution and performance of this Agreement by the Borrower and any transactions hereunder does not result in (a) any violation of Laws and Ordinances which bind the Borrower, (b) any breach of its articles of incorporation and other internal company rules of the Borrower, and (c) any breach of an important third-party contract to which the Borrower is a party or which binds the Borrower or the assets of the Borrower.

(5)	The person who signed or attached his/her name and seal to this Agreement is authorized to sign or affix his/her name and seal on this Agreement as the representative of the Borrower by all procedures necessary pursuant to the Laws and Ordinances, the articles of incorporation or other internal company rules of the Borrower.

(6)	This Agreement constitutes legal, valid and binding obligations of the Borrower, and is enforceable against the Borrower in accordance with each provision of this Agreement.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(7)	All reports, such as annual securities reports, quarterly reports, extraordinary reports, and revision reports, which are stipulated in the Financial Instruments and Exchange Act and prepared by the Borrower (such documents, the “Reports”) are accurately and duly prepared in accordance with the accounting standards which are generally accepted as fair and appropriate one in Japan. Such Reports, as of the date prepared, fairly present the status of assets and liabilities, financial condition and profits and losses of the Borrower, and with respect to the annual securities reports and quarterly reports, an unqualified opinion is obtained after receiving an audit conducted by the auditing firm.

(8)	Except as disclosed prior to the execution date of this Agreement, on and after the last day of the fiscal year ending on March 31, 2016, no material change, which will cause a deterioration of the business, assets, or financial condition of the Borrower described in the Reports of that fiscal year and concretely threaten to have adverse effects on the performance by the Borrower of its obligations under this Agreement, has occurred.

(9)	As of the execution date of this Agreement, the Borrower is a stock company that is required to submit annual securities reports and audit certificates under the Financial Instruments and Exchange Act (Act No. 25 of 1948, as such may be amended).

(10)	No lawsuit, arbitration, administrative procedure, or any other dispute has commenced or concretely threatens to commence with respect to the Borrower, which has or concretely threatens to have any adverse effects on the performance of its obligations under this Agreement.

(11)	No event of default described in this Agreement has occurred or concretely threatens to occur.

(12)	As of the execution date of this Agreement, the Borrower has kept the issuer credit ratings, by S&P or other rating agencies, at or above BBB- or a rating equivalent thereto.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 4. BORROWER’S OBLIGATIONS

4.1 BORROWER’S OBLIGATIONS

(1)	The Borrower covenants to perform, at its expense, the matters described in each of the following items on and after the execution date of this Agreement, and until the Borrower completes the performance of all of its obligations under this Agreement to the Lender.

(i)	If any of the Acceleration Events provided for in this Agreement has occurred, or concretely threatens to occur, the Borrower shall immediately notify the Lender thereof.

(ii)	If the Borrower prepares the Reports, the Borrower shall submit a copy of such Reports with the audit report (provided, however, that this should only apply to the cases where any audit report is attached to such Reports) to the Lender within three (3) months after the end of the Borrower’s fiscal year. In case where the Borrower discloses the Reports electronically via the electronic disclosure system concerning disclosure documents including securities reports pursuant to the Financial Instruments and Exchange Act (EDINET, web address: http://info.edinet.go.jp/), it is deemed that the Borrower has made the aforementioned submission by notifying the Lender that such disclosure was made. Provided, however, that if the Lender requests the provision of a copy of the Reports, the Borrower shall submit it to the Lender. Such Reports shall be accurately and duly prepared in accordance with the accounting standards which is generally accepted as fair and appropriate one in Japan, and, as of the date prepared, fairly present the status of assets and liabilities, financial condition and profits and losses of the Borrower, and have been given an unqualified opinion after receiving an audit conducted by the auditing firm. Provided, however, that subject to the approval of the Lender, the Reports provided with an unqualified opinion with the content approved by the Lender shall be acceptable.

(iii)	Upon a request made by the Lender, the Borrower shall promptly notify to the Lender of the conditions of the assets, management, or businesses of the Borrower and its Subsidiaries (meaning the Subsidiary and the Affiliate defined in the Rule Concerning the Terminology, Forms and Method of Preparation of Financial Statements, etc. Provided, however, that, the definition of the “Subsidiaries” shall apply whether or not the Borrower’s Reports are prepared pursuant to such rules; hereinafter the same shall apply), and shall provide the Lender with the necessary assistance to facilitate the reasonable investigations thereof.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(iv)	If any material change has occurred, or concretely threatens to occur with the passage of time, to the conditions of the assets, management, or businesses of the Borrower and its Subsidiaries, or if any lawsuit, arbitration, administrative procedure, or any other dispute, which will have any material adverse effect, or concretely threatens to have any material adverse effect on the performance of the obligations of the Borrower under this Agreement, has commenced, the Borrower shall immediately notify the Lender thereof.

(v)	If any of the matters represented and warranted by the Borrower under this Agreement is found untrue, or if any of the matters represented and warranted by the Borrower under this Agreement becomes contrary to the fact or is likely to become, the Borrower shall immediately notify thereof to the Lender.

(2)	The Borrower shall, on and after the execution date of this Agreement, and until the Borrower completes the performance of all of its obligations under this Agreement to the Lender, affirmatively covenant to be in compliance with matters described in the items below:

(i)	The Borrower will maintain licenses and other similar permits that are necessary to conduct the Borrower’s main business, and carry out the business in compliance with material Laws and Ordinances.

(ii)	Except with consent of the Lender, the Borrower will not change its main business, which has or concretely threatens to have material adverse effects on the Borrower’s performance of its obligation under this Agreement.

(iii)	The Borrower will not, unless otherwise specified in the Laws and Ordinances, subordinate the payment of any of its debts under this Agreement to the payment of any unsecured debts (including any secured debts that will not be fully collected after the foreclosure sale of the security), or at least will treat them equally.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(iv)	Except with consent of the Lender, the Borrower will not enter into any change of organization, merger, company partition, exchange or transfer of shares, assign (including an assignment for a sale and leaseback transaction) all or part of its business or assets to any third party, or succeed to all or part of the business or assets of any third party, which has or concretely threatens to have material adverse effects on the performance of its obligation under this Agreement.

(v)	The Borrower will not become to fall under any of Items (a) through (j) set forth in Clause (1) of the Exhibit 2 and does not engage in any of the relationships (a) to (e) specified in Clause (2) of the Exhibit 2.

(vi)	The Borrower will not act, or make any third party to act, any of Items (a) through (e) set forth in Clause (3) of the Exhibit 2:

(3)	The Borrower shall affirmatively covenant to be in compliance with matters described in the items below on and after the Drawdown Date and until the Borrower completes the performance of all of its obligations under this Agreement to the Lender:

(i)	The Borrower will not report any income before tax provided in its consolidated net income statement as of the end of each half term of each fiscal year as a loss.

(ii)	The Borrower has kept its issuer credit ratings, by S&P or other rating agencies, at or above BBB- or a rating equivalent thereto.

(4)	If the Borrower receives any service of an order for provisional attachment (kari-sashiosae), preservative attachment
(hozen-sashiosae), or attachment (sashiosae) with respect to the loan receivables, the Borrower shall immediately notify thereof to the Lender in writing, together with a copy of such order. Furthermore, if the Borrower sends such documents, the Borrower shall make a call on the Lender to confirm that such documents has reached to the Lender.

(5)	The Borrower shall not use the fund raised by an Individual Loan for the purposes other than the those described in the use of proceeds, and if the Borrower makes use of the proceeds raised by any Individual Loan, the Borrower shall immediately submit a document certifying all of the use thereof to the Lender each time it makes such use of the proceeds.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 5. EVENT OF DEFAULT

5.1 EVENT OF DEFAULT

(1)	If any of the events described in the items below has occurred with respect to the Borrower, all of the Borrower’s obligations to the Lender under this Agreement shall automatically become due and payable without any notice or demand by the Lender, and the Borrower shall immediately pay the principal of the Individual Loan and interest and Break Funding Costs and all other amounts that the Borrower is obligated to pay under this Agreement in accordance with the provisions of this Agreement. In this Agreement, the events set forth in each items of Clauses (1) and (2) shall be collectively referred to the “Events of Default.”

(i)	If any payment by the Borrower has been suspended, or if a petition (including similar petition filed outside Japan) of commencement of bankruptcy procedures (hasantetuzuki-kaishi), commencement of civil rehabilitation procedures
(minjisaiseitetuzuki-kaishi), commencement of corporate reorganization procedures (kaishakoseitetuzuki-kaishi), commencement of special liquidation (tokubetuseisan-kaishi), or commencement of any other similar legal procedures against the Borrower;

(ii)	If the Borrower adopts a resolution for dissolution or receives an order of dissolution;

(iii)	If the Borrower abolishes its business;

(iv)	If transactions of the Borrower have been suspended by a clearing house or densai.net Co., Ltd. or any similar measures have been taken by any other electronic monetary claim recording institution; or

(v)	If any order or notice of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (including any similar procedure taken outside Japan) has been sent out with respect to the deposit receivables or other receivables held by the Borrower against the Lender. Provided, however, that with respect to provisional attachment, cases where the relevant provisional attachment ceases to be effective within twenty (20) Business Days or where a deposit of money for release from such provisional attachment is made within twenty (20) Business Days from the order date shall be excluded.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(2)	If any of the events described in the items below has occurred with respect to the Borrower, all of the Borrower’s obligations to the Lender under this Agreement shall become due and payable upon notice to the Borrower from the Lender and the Borrower shall immediately pay the principal of the Individual Loan and interest and Break Funding Costs and all other amounts that the Borrower is obligated to pay under this Agreement in accordance with the provisions of this Agreement:

(i)	If the Borrower has defaulted in performing when due its payment obligations, whether under this Agreement or not, payable to the Lender in whole or in part;

(ii)	If any of the representations and warranties made by the Borrower in this Agreement has been found to be untrue in any material respect;

(iii)	Except for the cases described in the immediately preceding two items, if the Borrower breached any of its obligations under this Agreement, and such breach has not been cured for fifteen (15) or more Business Days;

(iv)	If any order or notice of attachment (sashiosae), provisional attachment (kari-sashiosae), preservative attachment
(hozen-sashiosae), or provisional disposition (kari-shobun) (including similar procedure taken outside Japan) has been sent out or auction procedures (keibaitetuzuki) have been commenced with respect to anything that is the subject of security offered by the Borrower for the benefit of the Lender;

(v)	If any petition for a special conciliation (tokutei chotei) has been filed;

(vi)	If any of the outstanding corporate bonds issued by the Borrower have become due and payable prior to its original due date;

(vii)	If any of the Borrower’s financial indebtedness other than those under this Agreement has become due and payable prior to its original due date; or if any of the Borrower’s guarantee obligations for the benefit of a third party, in aggregate amount exceeding one (1) billion yen, has become due and payable, and the Borrower is unable to perform such obligations;

(viii)	If the Borrower has suspended its business or received dispositions such as suspension of business or others from the competent government authority, and such suspension or disposition has or concretely threatens to have material adverse effects on the Borrower’s performance of its obligation under this Agreement; or

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(ix)	Notwithstanding any matters described in the foregoing items, if the business or financial condition of the Borrower has significantly deteriorated, or concretely threatens to significantly deteriorate, and the necessity arises to preserve its receivables.

(3)	If the notice dispatched pursuant to Clause (2) above has been delayed or has not been delivered to the Borrower due to fault of the Borrower, all of the Borrower’s obligations under this Agreement shall become due and payable at the point in time such request or notice should have been delivered, and the Borrower shall immediately pay the principal of the Individual Loan and interest and Break Funding Costs and all other amounts that the Borrower is obligated to pay under this Agreement, in accordance with the provisions of this Agreement.

(4)	If the Lender has become aware of the occurrence of any Event of Default with respect to the Borrower (excluding an event that any of the matters set forth in Item (ii), Article 3.1 that have been represented and warranted by the Borrower under this Agreement is found untrue in any material respect and an event that the Borrower breaches any of its obligations set forth in Items (v) or (vi), Clause (2), Article 4.1), the Lender shall immediately notify the Lender of such occurrence.

(5)	In cases where any Loss is incurred by the Borrower due to the application of the provisions under this Article concerning Item (ii), Article 3-1 and Item (v) and (vi), Clause (2), Article 4-1, the Borrower shall not make any claim thereof against the Lender for any such Loss; in cases where any Loss is incurred by the Lender, the Borrower shall bear all responsibilities thereof.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 6. PAYMENT OF OBLIGATIONS

6.1 PERFORMANCE OF BORROWER’S OBLIGATIONS

(1)	In order to pay the obligations under this Agreement, the Borrower shall transfer the relevant amount to the Settlement Account by the Due Time. In such cases, the Borrower’s obligations to the Lender shall be deemed to have been performed at the point in time when the relevant amount is withdrawn from the Settlement Account by the Lender. The Lender shall perform such withdrawal on the Due Date for a loan where a Due Date is specified, and without delay after the transfer date for a loan where no Due Date is specified.

(2)	The Borrower shall grant an authority to the Lender to withdraw the money from the Settlement Account in accordance with the preceding Clause, and waives its right to cancel such delegation of authority (with respect to such withdrawal from account, the Borrower is not required to issue any check or request for deposit repayment).

(3)	The Borrower may not perform its obligations under this Agreement by way of substituted performance (daibutsu bensai) unless the Lender gives its prior written consent.

(4)	The Borrower’s payments pursuant to this Article shall be applied in the order set forth below (such order hereinafter referred to as the “Application Order”). Provided, however, that if any obligation of the Borrower becomes immediately due and payable the provisions set forth separately in this Agreement shall apply:

(i)	those expenses to be borne by the Borrower under this Agreement, payable to a third party;

(ii)	those expenses to be borne by the Borrower under this Agreement, which any Lender has incurred in place of the Borrower;

(iii)	the default interest and the Break Funding Cost;

(iv)	the interest on the loan; and

(v)	the principal of the loan.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(5)	Upon the application under Clause (3) above, if the amount to be applied falls short of the full payment of all items thereunder, with respect to the first item not fully covered (the “Item Not Fully Covered”), the remaining amount, after the application to the items preceding the Item Not Fully Covered, shall be applied in proportion to the amount of the individual obligations of the Borrower regarding the Item Not Fully Covered, which have become due and payable (such method of the application, the “Application Method for Item Not Fully Covered.”).

(6)	Unless otherwise required by Laws and Ordinances, the Borrower shall not deduct Taxes and Public Charges from the amount of obligations to be paid pursuant to this Agreement. If it is necessary to deduct Taxes and Public Charges from the amount payable by the Borrower, the Borrower shall additionally pay the amount necessary in order for the Lender to be able to receive the amount that it would receive if no Taxes and Public Charges were imposed. In such cases, the Borrower shall, within thirty (30) days from the date of payment, directly send to the Lender the certificate of tax payment in relation to withholding taxes issued by the tax authorities or other competent governmental authorities in Japan.

(7)	When the Borrower pays its obligation under this Agreement, it shall be made in the same currency as used for the Individual Loan that has been made. If any extinguishment of obligations in a different currency has resulted due to any compulsory execution or other reasons, the Borrower shall compensate for the losses incurred by the Lender thereby.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

6.2 SET-OFF

(1)	When the Borrower is required to perform its obligations to the Lender under this Agreement upon their due date, upon acceleration or otherwise, (a) the Lender may set off the receivables it has against the Borrower under this Agreement against its deposit obligations or other obligations owed to the Borrower (including obligations owed under any insurance contract) whether or not such obligations are due and payable, and (b) the Lender may also omit giving prior notice and following established procedures, may receive the refund of the deposited amount on behalf of the Borrower, and apply this amount to the payment of obligations. (Provided, however, that set-offs may be made, if intended to invoke any of the Lender’s claim against the Borrower other than those pursuant to this Agreement against any deposit payables in respect of Settlement Account, for only the amount that exceeds the amount of the obligation owed by the Borrower to the Lender pursuant to this Agreement.) The interest, Break Funding Cost and default interest and others for the receivables and obligations involved in such a set-off or application to payment shall be calculated up to the date of such calculation, and in such calculation, the interest rate and default interest rate shall be in accordance with each relevant agreement, or, in case where there is no such agreement, shall be reasonably determined by the Lender within the extent that is normal in the Japanese financial market; and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied. If the amount to be set off or applied to payment is not sufficient to extinguish all of the Borrower’s obligations, the Lender may apply such set-off amount in the order and method it deems appropriate, and the Borrower shall not object to such application.

(2)	The Borrower may set off deposit receivables or other receivables that it has against the Lender (limited in case (a) below to those that became due) against its obligations owed to the Lender under this Agreement, regardless of Clause (2), Article 6.1.

(a)	Upon the Due Date of payment of the Individual Loan, and if it is necessary for the Borrower to preserve its deposit receivables or any other receivables (including a claim pursuant to any insurance contract) that it has against the Lender that became due.

(b)	Regardless whether it is upon the Due Date of payment of the Individual Loan or not, in case where any event insured against stipulated in Clause 2, Article 49 of the Deposit Insurance Act or Clause 2, Article 49 of the Agricultural and Fishery Cooperation Savings Insurance Act (in this clause, the “Insured Event”) occurs to the Lender.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

In case where set-off is made under this clause, the Borrower shall give a written set-off notice and immediately submit to the Lender the receivable certificates or the deposit receivables or other receivables being set off and the passbook. The interest and default interest for the receivables and obligations involved in such a set-off shall be calculated up to the day of receipt of such set-off notice, and in such calculation, the interest rate and default interest rate shall be in accordance with each relevant agreement (provided, however, that in case where there is no such agreement, shall be reasonably determined by the Lender within the extent that is normal in the Japanese financial market); and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied, excluding cases where set-off is made under (b) of this clause, in which cases the Borrower is not required to pay any Break Funding Costs. If the Borrower’s receivables to be set-off are not sufficient to extinguish all of its obligations, the Borrower may apply such set-off amount in the order and method it deems appropriate. Provided, however, that if the Borrower does not instruct such order or method, any such amounts may be applied in the order and method deemed appropriate by the Lender, and the Borrower shall not object to such application.

(3)	If a set-off is performed pursuant to Clauses (1) and (2) above, the Borrower shall promptly notify the Lender of the details thereof in writing. If the Lender incurs any Loss due to delay of such notice without any reasonable ground, the Borrower shall bear such Loss.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 7. PREPAYMENT

7.1 PREPAYMENT

(1)	The Borrower may, pursuant to the procedure set forth in Clause (2) of this Article, prepay the principal of the Individual Loan on the Interest Payment Date by giving written notice to the Lender (a “Prepayment”). The Borrower may not make any Prepayment on any date other than the Interest Payment Date. Provided, however, that this shall not apply if the Borrower, in accordance with the procedure set forth in Clause (2) of this Article, obtains prior written approval from the Lender.

(2)	If the Borrower desires to make a Prepayment pursuant to Clause (1) of this Article, the Borrower shall inform the Lender thereof by five (5) Business Days (or, as for the loan in relation to the Tranche B, five (5) Tranche B Business Days) prior to the date the Borrower desires to make the Prepayment (not limited to the Interest Payment Date if the Borrower desires to make a Prepayment after obtaining an approval from the Lender pursuant to the proviso of Clause (1) of this Article; hereinafter the “Desired Prepayment Date”), and give a written notice to the Lender by noon on the day that is three (3) Business Days (or, as for the loan in relation to the Tranche B, three (3) Tranche B Business Days) prior to the Desired Prepayment Date stating (a) the principal amount the Borrower desires to prepay and the distinction of the loan (i.e. Tranche A or Tranche B) (provided, however, that such amount shall not be less than 10% and in increments of 1% of the aggregate principal amount of the Outstanding Individual Loan Money or the aggregate Individual Loan Amount with respect to each Tranche), (b) that the Borrower will pay in full on the Desired Prepayment Date, interest on the principal amount desired to be prepaid that has accrued from the initial date of the interest period which the Desired Prepayment Date occurs (inclusive) to the Desired Prepayment Date (inclusive) (hereinafter in this Chapter, the “Accrued Interest,” the calculation of which shall be made according to the method provided for in this Agreement concerning ordinary interest) and (c) the Desired Prepayment Date. If a request to make a Prepayment on a day other than the Interest Payment Date is made pursuant to the proviso of Clause (1) of this Article, and a notice set forth in this Clause is given, the Lender shall notify its acceptance or non-acceptance of such Prepayment to the Borrower by two (2) Tranche B Business Days prior to the Desired Prepayment Date.

(3)	If the Borrower makes a Prepayment on the Interest Payment Date pursuant to Clauses (1) and (2) of this Article, the Borrower shall pay on the Desired Prepayment Date the aggregate amount of the principal amount of the Individual Loan to be prepaid and interest thereon to be paid on the Desired Prepayment Date.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(4)	If the Borrower makes a Prepayment on a day other than the Interest Payment Date after obtaining an approval from the Lender pursuant to Clauses (1) and (2) of this Article, the Lender shall notify the Borrower of the Break Funding Cost by one (1) Business Day prior to the Desired Prepayment Date. The Borrower shall pay the total of the principal, the Accrued Interest and the Break Funding Cost in respect of the Individual Loan to be prepaid on the Desired Prepayment Date.

(5)	The Borrower shall immediately report to the Lender regarding a case where any amendment or suspension, which is likely to have a material adverse effect on the rights of the Lender, is expected to take place with respect to the procedure of the Acquisition. In this case, where the Lender makes a request for a Prepayment under a condition which is reasonable and practicably possible in light of the use of proceeds of the Individual Loan after consulting in good faith with the Borrower, a Prepayment for the principal of the Individual Loan shall be made. The provisions of Clauses (3) and (4) shall be applied mutatis mutandis to such Prepayment.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

CHAPTER 8. OTHER PROVISIONS

8.1 COLLECTION FROM THIRD PARTY

(1)	No repayment of the Borrower’s obligations under this Agreement by any party other than the Borrower is allowed, unless it obtains prior written consent from the Lender.

(2)	The Borrower shall not, on or after the execution date of this Agreement, commission any third party to guarantee (including any guarantee by property) the Borrower’s performance of its obligations under this Agreement, nor shall the Borrower make any third party assume the Borrower’s obligations under this Agreement, unless it obtains prior written consent from the Lender.

(3)	If the Lender enters into a guarantee (including any property guarantee; hereinafter the same shall apply in this Article) without being commissioned by the Borrower or assumption of obligations with any third party with respect to the Borrower’s obligations under this Agreement, the Lender shall have obtained prior written consent from the third party with respect to each item described below. In this case, if the Lender receives any payment from the third party pursuant to such guarantee or assumption of obligations, the Lender that received such payment shall report to the Lender the payment amount, details of the application, information concerning the said third party and other matters requested by the Lender.

(i)	The third party shall have the same obligations as the Lender has against the Borrower under this Agreement with respect to any exercise of its right for recourse and the contractual rights hereunder arising as a result of performing its guarantee obligation or obligations it has assumed, or by the exercise of security interest it has created.

(ii)	The third party shall be bound upon by each provision of this Agreement.

(iii)	The third party must be a body corporate located in Japan (having its head office, branch office or business office in Japan registered under the Japanese laws), and neither the third party nor the Borrower is the Subsidiaries of either party.

(iv)	If the third party obtains a part of receivables in relation to the Individual Loan, the value of the loan receivables that the third party obtains by subrogation is equal to or more than one hundred (100) million yen (or, as for Tranche B, more than an amount equivalent to one hundred (100) million yen).

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(v)	There will be no increase in the amount of the Borrower’s interest expense payable to the third party, due to any withholding tax or other taxes arising from any such obtainment by subrogation.

In the case of any obtainment by subrogation of the loan receivables by the third party pursuant to the provisions of Item (i) above, the Lender or such third party shall bear all expenses incurred from such subrogation.

8.2 ASSIGNMENT OF THIS AGREEMENT

(1)	The Borrower may not assign to any third party its status as a party, its rights and obligations under this Agreement, unless the Lender gives their prior consent in writing.

(2)	A Lender may, until making the Individual Loan, assign to any third party its status as a party to this Agreement, or all or any part of its rights and obligations associated therewith, if the Borrower gives its prior consent in writing and all requirements described in the items below are fulfilled (except for the assignments of the Loan Receivables set forth separately in this Agreement; hereinafter in this clause, the Lender which made such assignment, an “Assigning Lender” and which accepted such assignment, a “Successive Lender”). The Borrower may not unreasonably withhold such consent.

(i)	If any partial assignment of the status under this Agreement is made, both the Assigning Lender and the Successive Lender shall become the Lender under this Agreement and each provision of this Agreement shall be binding such Lender on and after the date of the assignment, and the Individual Loan Amount of the Assigning Lender initially set forth under this Agreement (hereinafter in this Clause, the “Initial Individual Loan Amount”) shall be reduced by an amount separately agreed upon between the Assigning Lender and the Successive Lender (hereinafter in this Clause, the “Reduced Amount”) and thereafter the Individual Loan Amount equal to the Reduced Amount shall apply to the Successive Lender.

(ii)	The Successive Lender is a body corporate located in Japan (having its head office, branch office or business office in Japan registered under the Japanese laws, hereinafter the same shall apply in this Article 8.2 and Article 8.3).

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(iii)	If the said partial assignment is made with respect to its status under this Agreement, each value of (i) the Reduced Amount and (ii) the difference between the Initial Individual Loan Amount and the Reduced Amount are equal to or more than one hundred (100) million yen (or, as for Tranche B, more than the amount equivalent to one hundred (100) million yen).

(iv)	There will be no increase in the amount of the Borrower’s interest expense payable to the Successive Lender, due to any withholding tax or other taxes arising from any of the said assignments.

(3)	All expenses incurred from the assignment set forth in Clause (2), shall be borne by the Assigning Lender or the Successive Lender, as the case may be; provided, however, that the provisions concerning the Increased Costs in this Agreement shall apply with respect to any Increased Costs incurred in relation to the Successive Lender after the assignment.

8.3 ASSIGNMENT OF LOAN RECEIVABLES

(1)	Unless otherwise specified in this Agreement, the Lender may not assign its loan receivables without obtaining the Borrower’s consent. The assignor and the assignee shall perfect an assignment against the third parties and the obligor regarding the assignment of receivables promptly on or after the date of the assignment. In the case an assignment of the loan receivables has occurred pursuant to this Clause (1), any and all rights in relation to loan receivables to be assigned, among the assignor’s rights under this Agreement, shall be transferred to the assignee, and the assignee shall be responsible for any and all obligations in relation to loan receivables to be assigned, among the assignor’s obligations under this Agreement. In such case, the assignee shall be treated as the Lender upon applying each provision of this Agreement in relation to the loan receivables.

(2)	All expenses incurred from the assignment set forth in Clause (1) above shall be borne by the assignor or the assignee, as the case may be. The provisions concerning Increased Costs in this Agreement shall apply with respect to any Increased Costs incurred after the assignment.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

8.4 GENERAL PROVISIONS

(1)	Confidentiality

The Lender and the Borrower shall keep any information concerning the other party that was disclosed by the other party or obtained under this Agreement in confidential, and shall not use such information other than for the purpose of performing this Agreement, credit administration or credit control. Provided, however, that the foregoing shall not apply to any information that falls under any item set forth below:

(a)	information that was publicly available at the time it was disclosed to or obtained by the receiving party, or becomes publicly available thereafter through no fault of the receiving party;

(b)	information that was known to the receiving party at the time it was disclosed or obtained; or

(c)	information that was lawfully disclosed by any third party.

In addition, the Borrower shall raise no objection to the disclosure of information by the Lender concerning each item below:

(i)	If the notice of refusal to make an Individual Loan has been given by a Lender, or if any of the Events of Default have occurred, the Lender may disclose any information with regard to the Borrower or the transaction with the Borrower, which it has obtained through this Agreement or an agreement other than this Agreement, to the extent reasonably required.

(ii)

Upon the assignment of status or the assignment of Lending Obligations (including the creation of any security interest), an execution of a guarantee (including any property guarantee) without being commissioned by the Borrower or assumption of obligations with any third party with respect to the Borrower’s obligations under this Agreement, or disposal of participation interest pertaining to the loan receivables under this Agreement (loan participation), the Lender may disclose any information with regard to this Agreement to the assignees (including the Successive Lender and a secured party), guarantor, a person assuming obligations, or the purchaser of participation interest, or a person considering such assignment (including becoming a secured party), becoming a guarantor, a person assuming obligations or the purchase of participation interest (including an intermediary of such transactions), on the condition that those agree to be bound by the confidentiality obligations and legitimately use within a requisite minimum extent. The information with regard to this Agreement in this item shall mean any information regarding the Borrower’s credit that

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

has been obtained in connection with this Agreement, any information regarding the contents of this Agreement and other information incidental thereto, and any information regarding the contents of the loan receivables to be the subject of a transaction and other information incidental thereto, and shall not include any information regarding the Borrower’s credit that has been obtained in connection with any agreement other than this Agreement.

(iii)	Disclosure to officers and/or employees of the Lender (including parent company of the Lender).

(iv)	Disclosure in a case where it is obliged by Laws and Ordinances, rules, administrative government agency or other public institutions (including official investigations).

(v)	Disclosure to external professionals including lawyers, accountants, tax accountants, estate surveyors, rating agencies and consultants.

Provided, however, that any disclosure pursuant to Items (iii) through (v) above shall be allowed within a requisite minimum extent considering the purpose therefor.

(2)	Default Interest

If the Borrower delays in the performance of its obligations under this Agreement owing to the Lender (hereinafter in this clause, the “Defaulted Obligations”), the Borrower shall, immediately upon the Lender’s request and in accordance with provisions of this Agreement, pay default interest in the amount obtained by multiplying the amount of the Defaulted Obligations by the rate obtained by adding the rate of 14% per annum for the period commencing on the due date (inclusive) of such Defaulted Obligation and ending on the day (inclusive) the Borrower performs all Defaulted Obligations. The calculation method for such default interest shall be on a per diem basis, inclusive of first day and exclusive of last day, wherein divisions shall be done at the end of the calculation, and fractions less than one yen (or, as for Tranche B, less than USD 0.01) shall be rounded down.

(3)	Expenses; Taxes and Public Charges

(i)

All expenses (including attorney’s fees) incurred in connection with the preparation and any revision or amendment of this Agreement, and all expenses (including attorney’s fees) incurred in relation to the maintenance

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

and enforcement of the rights or the performance of the obligations by the Lender pursuant to this Agreement shall be borne by the Borrower to the extent that it is not in violation of Laws and Ordinances. If any Lender has paid these expenses in the place of the Borrower, the Borrower shall, upon the Lender’s request, pay the same in accordance with the provisions of this Agreement without delay.

(ii)	The stamp duties and any other similar Taxes and Public Charges incurred in relation to the preparation, amendment or enforcement of this Agreement and any documents related hereto shall be borne by the Borrower. If any Lender has paid these Taxes and Public Charges in the place of the Borrower, the Borrower shall, immediately upon the Lender’s request, pay the same in accordance with the provisions of this Agreement.

(iii)	A Lender having no head office in Japan shall, immediately after the execution of this Agreement, obtain a written certificate by the tax office having jurisdiction of a foreign corporation’s or non-resident’s eligibility for exemption from withholding at source, and submit a copy thereof to the Borrower. A Lender with a written certificate for such exemption that will expire during the period commencing on the execution date of this Agreement until the completion of repayment with regard to the aggregate amount of the Outstanding Individual Loan Money shall, immediately after such expiry, submit a copy of the written certificate for exemption that becomes valid after such expiry, in the same manner as aforementioned.

(iv)	The provisions of the immediately preceding item shall apply to the Successive Lender and an assignee when an assignment of the status under this Agreement or an assignment of the loan receivables is made.

(4)	Amendment to this Agreement

This Agreement may not be amended except as agreed in writing by the Borrower, and the Lender.

(5)	Risk Bearing; Exemption, Compensation, and Indemnification

(i)	If any documents furnished by the Borrower to the Lender have been lost, destroyed, or damaged for any unavoidable reasons such as incidents or natural disasters, the Borrower shall, upon consultation with the Lender, perform its obligations under this Agreement based on the records, such as books and vouchers, of the Lender. The Borrower shall, upon request of the Lender, forthwith prepare substitute documents and furnish them to the Lender.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(ii)	If the Lender performs transactions after comparing, with due care, the seal impression of the representative and agent of the Borrower to be used for the transactions in relation to this Agreement with the seal impression submitted by the Borrower in advance, the Borrower shall bear any Loss incurred as a result of an event such as forgery, alteration, or theft of seal.

(iii)	The Borrower shall bear any Loss arising with respect to the Lender as a result of the Borrower’s breach of this Agreement.

(6)	Severability

Should any provision of this Agreement be held invalid, illegal, or unenforceable, validity, legality and enforceability of all other provisions shall in no way be prejudiced or affected.

(7)	Calculations

Unless otherwise expressly provided for with respect to any calculation under this Agreement, the actual number of days shall be calculated inclusive of first and last day, on a per diem basis, wherein the division shall be done at the end of the calculation, and fractions less than one yen (or, as for Tranche B, less than USD 0.01) shall be rounded down.

(8)	Treatment of Money in Foreign Currency

In the case the Lender deems necessary to convert the money in foreign currency to yen, the market rate at the time of performance of the conversion reasonably determined by the Lender shall be applied as the foreign exchange rate.

(9)	Preparation of the Notarized Deed

The Borrower shall, at any time upon the request of the Lender, take the necessary procedures to entrust a notary public to execute a notarized deed in which the Borrower acknowledges its indebtedness under this Agreement and agrees to compulsory execution with regard thereto.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(10)	Survival of Rights

No failure to exercise, nor any delay in exercising, on any party to this Agreement, all or any part of right or remedy under this Agreement shall operate as a waiver, or an exemption or reduction of the other party’s obligations, or shall give any effort to the rights or obligations of such party.

(11)	Exceptions to the Application of the Bank Transactions Agreement

The Agreement on Bank Transactions or similar general terms and conditions separately submitted by the Borrower or made and entered into by and between the Borrower and the Lender (if any) shall not apply to this Agreement and the transactions contemplated in this Agreement.

(12)	Governing Law and Agreed Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have non-exclusive jurisdiction over any disputes arising in connection with this Agreement.

(13)	Language

This Agreement shall be prepared in the Japanese language and the Japanese language version shall be deemed the original copy.

(14)	Consultation

In the case of any matters not provided for herein, or any doubt among the parties hereto with respect to the interpretation hereof, the Borrower and the Lender shall consult and determine the response therefor.

[Signature pages follow]

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

IN WITNESS WHEREOF, the representatives or their agents of the Borrower and the Lender have caused this Agreement to be sealed in one (1) copy, and the Lender shall keep it for its own and the Borrower.

February 8, 2017

The Borrower: Takeda Pharmaceutical Company Limited /s/ Mitsuhiro Okada
Mitsuhiro Okada Global Treasury & Finance Management Head Corporate Finance

Revenue stamp

600,000 yen

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

The Lender: The Bank of Tokyo-Mitsubishi UFJ, Ltd. /s/ Takashi Oyamada
Takashi Oyamada President

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

EXHIBIT 1

Contact Information of the Parties, Individual Loan Amount of the Lender and Method of Notice

1. Borrower

Name of Borrower and Division	Address	Telephone/ Facsimile
Takeda Pharmaceutical Company Limited Corporate Finance Department	12-10, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668 Japan	03-3278-2284 03-3278-2198

2. Lender

Name of Lender and Division	Address	Telephone/ Facsimile
The Bank of Tokyo-Mitsubishi UFJ, Ltd. Corporate Banking Division No. 4, Corporate Banking Department No. 1	2-7-1 Marunouchi, Chiyoda-ku, Tokyo 100-8388 Japan	03-3240-2506 03-3240-2360

3. Method of Notice

(1)	Any notice under this Agreement shall be made in writing expressly stating that it is made for the purpose of this Agreement, and given by any of the methods described in (i) to (iii) below to the address of the receiving party designated by such receiving party as set forth in this Agreement. The Borrower may change its address by giving notice thereof to the Lender.

(i)	Personal delivery;

(ii)	Registered mail or courier service; or

(iii)	Transmission by facsimile (in case any of the following types of notice is given by the method described under (iii), the original copy of notice must be delivered later to the receiving party by either of the methods described in (i) and (ii) above)

(a)	Written receipt;

(b)	Notice of the receipt of service for provisional attachment (kari-sashiosae), preservative attachment
(hozen-sashiosae) or attachment (sashiosae) in relation to the loan receivables, which shall be made by the Borrower to the Lender under this Agreement;

(c)	Provision of the seal or signature in the form designated by the Lender, and notice of changes in notified matters to the Lender; or

(d)	Other notice for which the receiving party reasonably requires delivery of the original copy.

(2)	The notice pursuant to the preceding item shall be deemed to have been delivered at the time, in the case of transmission by facsimile, when receipt of facsimile is confirmed, and in the case of any other methods, when actually received.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

4. Changes in Notified Matters

(1)	In the case of changes in the matters of which the Borrower notified the Lender, such as the trade name, representative, agent, signature, seal, or address, the Borrower shall immediately notify the Lender of such changes in writing. In the case of any such change to the Lender, the Lender shall immediately notify the Borrower of such changes in writing.

(2)	If notice given under this Agreement is delayed or not delivered as a result of the failure to notify as described in the preceding item, such notice shall be deemed to have arrived at the time when it should have normally arrived.

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

EXHIBIT 2

Removal of Anti-social Force

(1)	Organized Crime Group Member, etc.

(a)	an organized crime syndicate (meaning a syndicate of which member (including a member of a group affiliated to such organized crime syndicate) which is likely to, in an organized or habitual way, encourage violent illegal conduct; hereinafter the same shall apply in this Exhibit);

(b)	an organized crime syndicate member (meaning a member of an organized crime syndicate; hereinafter the same shall apply in this Exhibit);

(c)	an ex-member of any organized crime syndicate who left the syndicate less than five (5) years ago;

(d)	a quasi-member of any organized crime syndicate (meaning a person who is not a member of any organized crime syndicate but has a relationship with an organized crime syndicate, who is likely to carry out violent illegal conduct by taking advantage of the power of such organized crime syndicate, or a person who supports or is involved in the maintenance or operation of such organized crime syndicate by providing funds or weapons, etc. thereto or a member of such organized crime syndicate; hereinafter the same shall apply in this Exhibit);

(e)	an entity affiliated with any organized crime syndicate (meaning an entity of which any organized crime syndicate member is substantially involved in the management or an entity which is managed by a quasi-member of any organized crime syndicate or a former organized crime syndicate member, which proactively supports or is involved in the maintenance or operation of an organized crime syndicate by providing funds thereto, or an entity which proactively takes advantage of an organized crime syndicate to carry out its business or the business of another entity which it is involved with and supports the maintenance or operation of the organized crime syndicate);

(f)	a sokaiya corporate racketeer, etc. (meaning a person such as sokaiya corporate racketeer and kaisha goro corporate extortionist who is likely to carry out violent illegal conducts, etc. in pursuit of illegal profit from a company and poses a threat to the security of public life);

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(g)	a blackmailer pretending to be a social movement activist (meaning a person who pretends or proclaims to undertake social movements or political activities and is likely to carry out violent illegal conducts to get unjust profit and poses a threat to the security of public life);

(h)	an organized crime syndicate specialized in intellectual crime (meaning a group or a person other than those listed in (a) through (g) above who (x)(i) exercises the power of an organized crime syndicate based on its relationship with the organized crime syndicate or (ii) has a financial relationship with an organized crime syndicate and (y) becomes the core of structural injustice); or

(i)	any person or group similar to the above (a) through (h)

(Hereinafter in this Exhibit, those listed in (a) through (i) above shall be collectively referred to as the “Member of an Organized Crime Syndicate, etc.”)

(2)	Relationship with a Member of an Organized Crime Syndicate, etc.

(a)	a relationship maintained by an entity whose management is deemed to be controlled by a Member of an Organized Crime Syndicate, etc.;

(b)	a relationship maintained by an entity whose management is deemed to be substantially involved with a Member of an Organized Crime Syndicate, etc.;

(c)	a relationship maintained by a person or an entity who is deemed to unduly utilize a Member of an Organized Crime Syndicate, etc. in order to pursue unlawful interests for itself or any third party or to inflict damage upon any third party;

(d)	a relationship maintained by a person or an entity who is deemed to provide funding or other support to a Member of an Organized Crime Syndicate, etc.; or

(e)	a socially unacceptable relationship maintained with a Member of an Organized Crime Syndicate, etc. by an officer or other person substantially engaged in the management of the business.

(3)	Illegal or inappropriate act

(a)	an act of making a violent demand;

(b)	an act of making an unreasonable demand that exceeds its legal responsibility;

(c)	an act of making verbal threats or using force in connection with a transaction;

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017

(d)	an act that harms the Lender or the reputation of the Lender or interferes with the Lender or the business operations of the Lender though spreading of rumors or use of fraud or force; or

(e)	any other act that is similar to the above (a) through (d).

Takeda Pharmaceutical Company Limited         LOAN AGREEMENT dated February 8, 2017